Exhibit 99.2

Idera Pharmaceuticals, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for oncology and rare diseases. We use two distinct proprietary drug discovery technology platforms to design and develop drug candidates. We developed these platforms based on our scientific expertise and pioneering work with synthetic oligonucleotides as therapeutic agents. Using our Toll-like receptor, or TLR, targeting technology, we design synthetic oligonucleotide-based drug candidates to act by modulating the activity of specific TLRs. In addition, using our gene silencing oligonucleotide, or GSO, technology, we are developing GSOs to turn off the messenger RNA, or mRNA, associated with disease causing genes. We consider our GSO technology to be a third generation antisense technology that can potentially reduce the immunotoxicity and increase the potency of gene silencing oligonucleotides.

Our business strategy focuses on the development of drug candidates for oncology and rare diseases, as we believe we can develop and commercialize targeted therapies on our own in disease indications characterized by small, well-defined patient populations with serious unmet medical needs. To the extent we seek to develop drug candidates for broader disease indications, we plan to execute early-stage development through proof-of-concept clinical trials and explore potential collaborative alliances to support late-stage development and commercialization.

RESEARCH AND DEVELOPMENT PROGRAMS

Drug Candidate(s)	Indication / Application	Development Status
Programs for the Modulation of Specific Toll-like Receptors

Oncology
B-cell Lymphomas with MYD88 L265P oncogenic mutation
IMO-8400	Waldenström’s Macroglobulinemia	Phase 1/2 clinical trial—Anticipated completion and data in the fourth quarter of 2015
IMO-8400	Diffuse Large B-Cell Lymphoma	Phase 1/2 clinical trial—Currently screening patients for enrollment

Drug Candidate(s)	Indication / Application	Development Status
Immuno-oncology
IMO-2055/IMO-2125	Intratumoral—Combination with Checkpoint Inhibitors	Two Phase 1/2 Clinical Trials— Planned initiation in the second half of 2015

Rare Diseases
IMO-8400	Dermatomyositis	Phase 2 Clinical Trial—Planned initiation by the end of 2015
IMO-8400	Duchenne Muscular Dystrophy	Phase 1/2 Clinical Trial—Planned initiation in early 2016

Autoimmune Diseases
IMO-9200	Selected Autoimmune Disease	Preclinical studies and Phase 1 trial in healthy subjects ongoing
Gene Silencing Oligonucleotides
Discovery Candidates	Inhibition of Gene Expression by Targeting RNA	Research

TLR Modulation Technology Platform

TLRs play a central role in the innate immune system by regulating signaling cascades that stimulate inflammation. As a result, we believe TLRs are potential therapeutic targets for the treatment of a broad range of diseases. Using our chemistry-based platform, we have designed TLR antagonists and agonists to act by modulating the activity of targeted TLRs. A TLR antagonist is a compound that inhibits an immune response by downregulating the targeted TLR. A TLR agonist is a compound that stimulates an immune response through the targeted TLR.

Our TLR antagonist lead drug candidates are IMO-8400 and IMO-9200, which are both antagonists of TLR7, TLR8 and TLR9. We also have created compounds that are agonists of TLR3, TLR7, TLR8 and TLR9. Our TLR agonist lead drug candidates are IMO-2055 and IMO-2125, which are both agonists of TLR9.

Our lead drug candidate is IMO-8400, a novel synthetic oligonucleotide antagonist of TLR7, TLR8, and TLR9. Currently, we are developing IMO-8400 for the treatment of certain genetically defined forms of B-cell lymphoma and for the treatment of rare diseases. We also are conducting a Phase 1 clinical trial of IMO-9200 in healthy subjects, as well as additional preclinical studies of IMO-9200 for a selected autoimmune disease. In addition, we are planning to advance at least one of our TLR9 agonists, IMO-2055 or IMO-2125, into clinical development for intratumoral injection in combination with checkpoint inhibitors for selected oncology targets.

IMO-8400 Development Program in Genetically Defined Forms of B-cell Lymphoma

We are developing IMO-8400 for the treatment of certain B-cell lymphomas in which the MYD88 L265P oncogenic mutation is present. Oncogenic mutations are changes in the DNA of tumor cells that promote the survival and proliferation of tumor cells. MYD88 is an adaptor protein in the TLR signaling pathway that mediates TLR signaling. The MYD88 L265P oncogenic mutation has been reported to lead to increased TLR signaling and malignant proliferation in certain B-cell lymphomas, including Waldenström’s macroglobulinemia, diffuse large B-cell lymphoma, or DLBCL, and other forms of B-cell malignancies, including Burkitt’s lymphoma, cutaneous diffuse large B-cell lymphoma (leg type), chronic lymphocytic leukemia, gastric mucosa-associated lymphoid tissue lymphoma, marginal zone lymphoma, and splenic marginal zone lymphoma.

We believe, based on independent research and our own preclinical research, that the inhibition of specific TLRs may be a useful approach in the treatment of certain B-cell lymphomas in which the MYD88 L265P oncogenic mutation is present. In independent research reported by investigators from the National Cancer Institute at the American Association for Cancer Research Annual Meeting in 2013, it was shown that the MYD88 L265P oncogenic mutation over-activated TLR7 and TLR9-mediated signaling and that inhibition of TLR7 and TLR9 promoted tumor cell death in preclinical models.

In addition, in preclinical studies of IMO-8400 that we presented in April 2014 at the American Association for Cancer Research Annual Meeting, and in August 2014 at both the 18th International Workshop on Waldenström’s Macroglobulinemia and at the American Society of Hematology Meeting on Lymphoma Biology, IMO-8400 induced cell death in human Waldenström’s macroglobulinemia tumor cells and in DLBCL tumor cells harboring the MYD88 L265P oncogenic mutation. These results were observed in preclinical studies evaluating IMO-8400 as a monotherapy and in combination with rituximab. Consistent with its proposed mechanism of action, IMO-8400 treatment in these studies inhibited cell signaling pathways that promote tumor cell survival and proliferation including those referred to scientifically as IRAK1/4, NF- KB, STAT3, p38, and BTK. Further, in these studies, IMO-8400 suppressed tumor cell production of cytokines, such as interleukin-10, or IL-10, that create a favorable microenvironment for tumor cell survival and proliferation. In addition, in preclinical studies in xenograft models, IMO-8400 decreased tumor burden in mice, even where treatment was initiated after tumors had become well established. In these same studies, tumor cells that did not harbor the MYD88 L265P oncogenic mutation were not affected by IMO-8400 treatment, demonstrating the specificity of the treatment effect in these cells.

Based on independent research, we believe that approximately 90% of patients with Waldenström’s macroglobulinemia and approximately 10% of patients with DLBCL have the MYD88 L265P oncogenic mutation. We believe that this prevalence data, together with preclinical data generated by us with IMO-8400, supports our plans to develop IMO-8400 in Waldenström’s macroglobulinemia and in DLBCL.

In December 2014, we announced that the FDA had granted orphan drug designation for IMO-8400 for the treatment of Waldenström’s macroglobulinemia. Orphan drug designation is granted by the FDA Office of Orphan Products Development to drugs intended to treat a rare disease or condition that affects fewer than 200,000 people in the United States. This designation provides certain incentives, including eligibility for federal grants, research and development tax credits, a waiver of PDUFA filing fees and a seven-year marketing exclusivity period, once the product is approved and as long as orphan drug designation is maintained.

Prior to commencing our ongoing clinical trials of IMO-8400, we conducted a Phase 1 clinical trial of IMO-8400 in healthy subjects and a Phase 2 clinical trial of IMO-8400 in patients with moderate to severe psoriasis. To date, we have administered more than 550 doses of IMO-8400 to more than 85 healthy subjects and patients.

Phase 1/2 Clinical Trial of IMO-8400 in Waldenström’s Macroglobulinemia.    In 2014, we initiated patient treatment in our ongoing open-label, dose-escalation Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia who have relapsed or were refractory to prior therapy.

Objectives of the trial include evaluation of safety and tolerability of escalating IMO-8400 dose levels and assessment of IMO-8400 clinical activity using disease-specific international guidelines for classifying clinical response. In this trial, we are evaluating doses of 0.6, 1.2 and 2.4 mg/kg per week administered as subcutaneous injections for 24 weeks. For the 2.4 mg/kg dose level, we are administering IMO-8400 in two doses of 1.2 mg/kg per week. We expect to enroll up to approximately 30 patients in this trial.

As of January 31, 2015, we had enrolled patients at each of the three dose levels. In each case, we advanced dosing to the higher dose level upon the recommendation of an independent committee following its review of safety data from the trial. We plan to complete this trial and have the full data available during the fourth quarter of 2015.

Phase 1/2 Trial of IMO-8400 in Diffuse Large B-cell Lymphoma.    We are also conducting an open-label, dose-escalation Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL who have relapsed or were refractory to prior therapy. With the concurrence of the FDA Center for Devices and Radiological Health, or CDRH, we plan to enroll in this trial only patients who are positive for the presence of the MYD88 L265P oncogenic mutation. Objectives of the trial include evaluation of safety and tolerability of escalating IMO-8400 dose levels and assessment of IMO-8400 clinical activity using disease-specific international guidelines for classifying clinical response. In this trial, we plan to evaluate escalating doses of 0.6, 1.2 and 2.4 mg/kg per week, administered as subcutaneous injections for 24 weeks. For each dose level, we are administering IMO-8400 subcutaneously in equally divided doses given twice per week. We expect to enroll up to approximately 30 patients in this trial. As of January 31, 2015, we had activated multiple clinical sites and initiated screening of potential study participants for the MYD88 L265P oncogenic mutation. We plan to complete this trial and have the full data available during 2016.

We believe that Waldenström’s macroglobulinemia and DLBCL in patients with the MYD88 L265P oncogenic mutation are rare diseases with serious unmet medical needs, based on prevalence of the indications and our understanding of the current treatment paradigms. If we observe sufficient tolerability and a therapeutic effect in either or both of our Phase 1/2 clinical trials, we plan to meet with regulatory authorities to discuss the possibility of an accelerated clinical development and regulatory path for the applicable program. We cannot predict whether or when any of our drug candidates will prove effective or safe in humans, if we will be able to participate in FDA expedited review and approval programs, including breakthrough and fast track designation, or if they will receive regulatory approval.

Companion Diagnostic for MYD88 L265P.    In May 2014, we entered into a collaboration with Abbott Molecular, Inc., or Abbott Molecular, for the development of a companion diagnostic that can be used to identify patients with the MYD88 L265P oncogenic mutation. Under the agreement, Abbott Molecular is primarily responsible for developing and obtaining regulatory approvals for the companion diagnostic test in accordance with an agreed development plan and regulatory plan and for making the companion diagnostic test commercially available in accordance with an agreed commercialization plan.

In November 2014, Abbott Molecular completed initial development of the prototype companion diagnostic for the MYD88 L265P oncogenic mutation. We have incorporated the prototype companion diagnostic into our ongoing Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL.

Application of TLR Agonists in Immuno-Oncology

Our pipeline of drug candidates includes IMO-2055 and IMO-2125, two TLR9 agonists that may have potential applications as immune therapies for the treatment of cancer. Recent advancements in cancer immunotherapy have included the approval and late-stage development of multiple checkpoint inhibitors, which are therapies that target mechanisms by which tumor cells evade detection by the immune system. Because TLR9 agonists stimulate the immune system, we believe that there is a scientific rationale to evaluate the combination of our TRL9 agonists with checkpoint inhibitors. In independent research in preclinical cancer models, intratumoral injection of TLR9 agonists has potentiated the anti-tumor activity of checkpoint inhibitors. We believe that intratumoral injection of our TLR9 agonists activates a local immune response at the tumor which complements the systemic effect of the checkpoint inhibitors. We believe that, these data support evaluation of combination regimens including a TLR9 agonist and a checkpoint inhibitor for the treatment of cancer.

We and our collaborators have previously conducted clinical trials of IMO-2055 and IMO-2125. In these clinical trials, IMO-2055 was evaluated as a monotherapy and in combination with other oncology therapeutics in more than 300 patients with various types of cancers, and IMO-2125 was evaluated in more than 95 patients with hepatitis C. To support future potential development in cancer, we have conducted preclinical studies in which our TLR9 agonists have demonstrated anti-tumor activity in combination with the checkpoint inhibitor ipilimumab, an anti-CTLA4 antibody marketed as Yervoy® by Bristol-Myers Squibb Company. In December 2014, we presented data at the American Association for Cancer Research (AACR) Tumor Immunology and Immunotherapy Meeting from a preclinical study in which IMO-2055 delivered intratumorally in combination with ipilimumab demonstrated potent and systemic anti-tumor activity in multiple preclinical cancer models, including increased and sustained inhibition of treated and distant tumor growth in preclinical models of lung, colon and bladder cancer compared to treatment with either agent alone. We are conducting preclinical studies to characterize potential combination regiments with various checkpoint inhibitors. We intend to initiate clinical development of either IMO-2055 or IMO-2125 in combination with these checkpoint inhibitors by submitting an IND for, and initiating, two Phase 1/2 clinical trials in the second half of 2015.

Program in Rare Diseases

We are planning to initiate clinical development of IMO-8400 for the treatment of rare diseases. We have selected dermatomyositis and Duchenne muscular dystrophy, or DMD as the first non-cancer rare diseases for which we plan to develop IMO-8400. We selected these indications for development based on the reported increase in TLR expression in these disease states, expression of cytokines indicative of key TLR-mediated pathways, the identification of prospective biomarkers for evaluation in early clinical trials and with respect to dermatomyositis, the presence of auto-antibodies that can induce TLR-mediated immune responses. We anticipate commencing clinical development in these two indications by initiating a Phase 2 clinical trial in dermatomyositis by the end of 2015 and a Phase 1/2 clinical trial in DMD in early 2016.

In determining whether to proceed in these two rare diseases, we considered that multiple independent research studies across a broad range of autoimmune diseases, including both dermatomyositis and psoriasis, have demonstrated that the over-activation of TLRs plays a critical role in disease maintenance and progression. In autoimmune diseases, endogenous nucleic acids released from damaged or dying cells initiate signaling cascades through TLRs, leading to the induction of multiple pro-inflammatory cytokines. This inflammation causes further damage to the body’s own tissues and organs and the release of more self-nucleic acids, creating a self-sustaining autoinflammatory cycle that contributes to chronic inflammation in the affected tissue, promoting disease progression. Research studies have shown a similar pathological amplification cycle in DMD, where endogenous nucleic acids are released from leaky dystrophin-deficient skeletal muscle cells. We believe that TLR antagonism has the potential to improve patient outcomes by disrupting these disease processes.

We believe that we demonstrated proof of concept for our approach of using TLRs to inhibit the over-activation of specific TLRs for the treatment of psoriasis and potentially other autoimmune diseases in a randomized, double-blind, placebo-controlled Phase 2 clinical trial of IMO-8400 that we conducted in patients with moderate to severe plaque psoriasis, a well-characterized autoimmune disease. In this study, we evaluated IMO-8400 at four subcutaneous dose levels of 0.075, 0.15, 0.3, and 0.6 mg/kg, versus placebo, administered once weekly for 12 weeks in 44 patients. The trial met its primary objective as IMO-8400 was well tolerated at all dose levels with no treatment-related discontinuations, treatment-related serious adverse events or dose reductions. The trial also met its secondary objective of demonstrating clinical activity in psoriasis patients, as assessed by the Psoriasis Area Severity Index. We plan to present additional results from this Phase 2 clinical trial at a future medical congress. With our focus on rare diseases, like dermatomyositis and DMD, we do not currently plan to conduct further clinical development of IMO-8400 for the treatment of psoriasis.

IMO-8400 Development Program for Dermatomyositis.    Myositis is a group of rare chronic inflammatory muscle disorders that cause muscle destruction, and includes dermatomyositis. Major symptoms of dermatomyositis include muscle tissue loss, muscle weakness, joint pain and difficulty swallowing, with skin involvement resulting in rash and/or calcinosis. Potential complications of dermatomyositis include severe disability, interstitial lung disease and cancer. In this form of myositis, over-activated TLRs stimulate a pro-inflammatory response leading to further damage of muscle, skin and other tissue. Current treatments, including corticosteroids and immunosuppressive agents, often provide limited benefit or have unfavorable safety profiles, and there is a significant unmet medical need for new therapies to treat dermatomyositis.

In August 2014, we initiated a collaboration with The Myositis Association, or TMA, a leading U.S. patient advocacy organization focused on myositis, to advance the clinical development of IMO-8400 for the treatment of myositis. Under the collaboration, we and TMA agreed to develop educational programs for patients and healthcare providers on TLR antagonism and opportunities to participate in clinical research. In addition, we formed an advisory committee of leading independent experts in the treatment of myositis to advise us on the development of IMO-8400 in myositis. Based on these ongoing efforts, we have focused our development strategy on dermatomyositis, a form of the disease in which there is muscle and skin involvement. We are finalizing our clinical trial plan for a Phase 2 clinical trial of IMO-8400 in dermatomyositis and anticipate initiating this trial by the end of 2015. If this clinical trial is successful, we may evaluate the potential of IMO-8400 to treat additional forms of myositis.

IMO-8400 Development Program for Duchenne Muscular Dystrophy.    DMD is an X-linked genetic disorder characterized by progressive muscle weakness leading to severe disability, pulmonary and cardiac dysfunction and death in affected males, typically before age 30. Patients with DMD lack dystrophin, a critical muscle protein, resulting in excessive muscle damage following normal exercise. Damaged muscle cells release endogenous nucleic acids that stimulate TLRs, thereby activating a pro-inflammatory response that propagates a cycle of further muscle cell damage and destruction. In a research article published in Human Molecular Genetics in January 2014, we and scientists from Children’s National Medical Center, Washington, DC, reported that, in preclinical studies, over-expression of TLR7 exacerbated inflammation and caused muscle degeneration in an mdx mouse model of DMD. In addition, in studies with the mdx mouse model of DMD, an antagonist of TLR7 and TLR9 significantly reduced muscle inflammation and increased muscle force, providing support for TLR antagonism as a potential treatment approach for DMD.

Current pharmacologic treatment of DMD is generally limited to corticosteroids, which have been shown to have side effects in children including behavioral changes, short stature from slow growth rate, weight gain, facial puffiness known as Cushingoid appearance, and cataracts. The most advanced investigational therapies in development are designed to correct for certain genetic mutations, representing small percentages of the total affected DMD population, enabling production of new dystrophin protein. We believe TLR antagonism is a potential non-steroid-based anti-inflammatory treatment approach for all DMD patients regardless of their genetic mutation.

We are conducting additional preclinical studies of TLR antagonist drug candidates in DMD models and are working in collaboration with Parent Project Muscular Dystrophy, or PPMD, a leading U.S. patient advocacy organization, on the design of a clinical development program for IMO-8400 in DMD. We anticipate initiating a Phase 1/2 clinical trial of IMO-8400 in DMD in early 2016.

Program in Auto-Immune Diseases

IMO-9200 for Autoimmune Disease.    We have developed a second novel synthetic oligonucleotide antagonist of TLR7, TLR8, and TLR9, IMO-9200, as a drug candidate in clinical development for potential use in selected autoimmune disease indications. In October 2014, we initiated subcutaneous dosing in a Phase 1 clinical trial of IMO-9200 in healthy subjects. We have also initiated additional preclinical studies of IMO-9200 for a selected autoimmune disease.

Gene Silencing Oligonucleotide Technology to Target RNA

We are developing our GSOs to turn off the mRNA associated with disease causing genes. We have designed our GSOs to specifically address challenges associated with earlier generation antisense and RNA interference, or RNAi, technologies. Although currently used technologies to silence RNA have demonstrated the ability to inhibit the expression of disease-associated proteins, we believe that to reach their full therapeutic potential, gene silencing technologies need to achieve an improved therapeutic index with efficient systemic delivery without using a delivery technology, reduced immunotoxicity and increased potency. We have designed our GSOs to provide these attributes. For example, in preclinical studies, our GSOs have exerted gene-silencing activity in animals following systemic administration. Preclinical data also have shown that systemic delivery of GSOs targeted to the mRNA of apolipoprotein B and proprotein convertase subtilisin/kexin type 9 (PCSK9), which are proteins associated with cardiovascular diseases, resulted in reduced serum total cholesterol and low-density-lipoprotein cholesterol, in addition to reduced levels of the targeted mRNA and associated proteins. Additionally, in mouse models, systemic administration of GSOs showed significant specific gene-silencing activity with minimized induction of immune responses.

We are currently undertaking an analysis of oncology and rare disease indications for development of drug candidates from our GSO technology. Our key considerations in identifying disease indications in our GSO program include: strong evidence that the disease is caused by a specific protein; clear criteria to identify a target patient population; biomarkers for early assessment of clinical proof-of-concept; a targeted therapeutic mechanism for action; and unmet medical need to allow for a rapid development path to approval. We are planning to conduct disease model studies and begin IND-enabling development programs in each of the first two disease indications selected for further development in our GSO program in the second half of 2015.

Cash Position and Funding Requirements

We had cash and cash equivalents of approximately $58.3 million as of September 30, 2014. We estimate that we had cash, cash equivalents and investments of approximately $48.6 million as of December 31, 2014. Our estimate of our cash, cash equivalents and investments as of December 31, 2014 is an estimate prepared by management in good faith based upon internal reporting and expectations as of and for the three months ended December 31, 2014. This estimate is preliminary, and unaudited, and may be revised as a result of management’s further review of our results. We and our auditors have not completed the normal annual audit procedures as of and for the year ended December 31, 2014, and there can be no assurance that our final results for this annual period will not differ from this estimate.

We believe that the net proceeds from the proposed offering for which we filed a preliminary prospectus supplement on February 9, 2015, together with our existing cash, cash equivalents and investments, will enable us to fund our operations into the first quarter of 2017. Specifically, we believe that our available funds following the offering will be sufficient to enable us to:

•	complete our ongoing Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia and our ongoing Phase 1/2 clinical trial of IMO-8400 in patients with DLBCL harboring the MYD88 L265P oncogenic mutation;

•	initiate two Phase 1/2 clinical trials involving either IMO-2055 or IMO-2125 in combination with a checkpoint inhibitor for selected oncology targets and complete at least one of these trials;

•	initiate a Phase 2 clinical trial of IMO-8400 in patients with dermatomyositis and a Phase 1/2 clinical trial of IMO-8400 in patients with DMD;

•	complete our ongoing Phase 1 clinical trial of IMO-9200 in healthy subjects; and

•	conduct disease model studies and begin IND-enabling development programs in each of the first two disease indications selected for further development in our GSO program.

We expect that we will need to raise additional funds beyond the proceeds of this offering in order to conduct any other clinical development of our TLR drug candidates or to conduct any other development of our GSO technology. If we do not consummate the offering, we expect that our available funds would not be sufficient to allow us to conduct all of the planned activities described above.